Exhibit 4.4

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”) is entered into as of July 26, 2012, by and among Annie’s, Inc. (the “Company”), Solera Partners, L.P. and SCI Partners, L.P. (collectively, “Solera” and, together with the Company, the “Parties”).

WHEREAS, the Parties entered into that certain Third Amended and Restated Stockholders’ Agreement dated November 22, 2011 (the “Stockholders’ Agreement”); and

WHEREAS, Section 7.11 of the Stockholders’ Agreement provides for the termination of the substantive provisions of the Stockholders’ Agreement and the Parties desire to terminate the Stockholders’ Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Effective as of the date first set forth above, the Parties hereby terminate the Stockholders’ Agreement.

2.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law.

3.	This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original. Delivery of a facsimile copy of a signature shall have the same legal effect as an original signature.

[Signature Page Follows]

IN WITNESS HEREOF, the Parties have executed this Agreement as of the date first written above.

ANNIE’S, INC.

By:	/s/ John M. Foraker
Name: John M. Foraker Its: Chief Executive Officer

SOLERA PARTNERS, L.P. By: Solera Capital GP, L.P., as General Partner By: Solera GP, LLC, as General Partner

By:	/s/ Mary Ellen Hennessy-Jones
Name: Mary Ellen Hennessy-Jones Its: President

SCI PARTNERS, L.P. By: Solera GP II, LLC, as General Partner

By:	/s/ Mary Ellen Hennessy-Jones
Name: Mary Ellen Hennessy-Jones Its: President